Exhibit 10.16

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AND COMMERCIALIZATION AGREEMENT

This Exclusive License and Commercialization Agreement (this “Agreement”), dated as of 16 December  2020 (“Effective Date”), is made by and between POINT Biopharma Inc., having an address 4850 West 78th Street, Indianapolis, Indiana 46268, United States (“POINT”); Canadian Molecular Probe Consortium having a business office at C/O CPDC, Nuclear Research Building - A316, 1280 Main Street West, Hamilton, Ontario, Canada, L8S 4K1 (“CanProbe”); the Centre for Probe Development and Commercialization having a business office at Nuclear Research Building - A316, 1280 Main Street West, Hamilton, Ontario, Canada, L8S 4K1 (“CPDC”); and the University Health Network having a business office at 101 College Street, Suite 150, Heritage Building, MaRS Centre, Toronto, Ontario M5G 1L7 Canada (“UHN”). CanProbe, CPDC and UHN are collectively referred to herein as “Licensor”. Each of POINT, CanProbe, CPDC and UHN may be referred to herein as a “Party” or together as “Parties”.

WHEREAS POINT is a clinical phase company specializing in development, commercialization and marketing of radiotherapeutics.

WHEREAS CanProbe is a joint venture between UHN and CPDC, and is a leader in developing, manufacturing and supplying of radiopharmaceuticals.

WHEREAS UHN, with funds from [***] and [***], is sponsoring a Phase 3 clinical trial named “A Prospective Single-Arm, Multi-Centre Study of the Efficacy and Safety of Lutetium – 177 Octreotate (Lu-DOTATATE) Treatment with individualized dosimetry in patients with 68Ga-DOTATE identified Somatostatin Receptor Positive Neuroendocrine Tumors” (the “Study”).

WHEREAS UHN is the owner of the rights and title to the data and results arising from the Study (“Study Data”) and CPDC is a manufacturer of Lutetium – 177 Octreotate (Lu-DOTATATE) (the “Product”) and owns intellectual property relating to a process for production of the Product for the Study, including documentation relating to quality control, quality assurance and any other relevant procedures, and the relevant analytical data relating to a validated process for production of the Product for the Study (collectively, the “CPDC IP”) and together, the Study Data and CPDC IP constitute the “Study IP”.

WHEREAS UHN and CPDC collectively have exclusive rights for global commercialization of the Study IP, and the rights to license such rights.

WHEREAS CanProbe has been designated by CPDC and UHN to seek global regulatory approval of the Product and to further seek third parties for the global commercialization of the Study IP.

WHEREAS POINT desires to exclusively license the Study IP subject to the terms and conditions below.

NOW, THEREFORE, in consideration of the premises and mutual covenants set out in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

[***] = Indicates confidential information omitted from the exhibit.

1.            Definitions.

The following terms and their correlatives have the following meanings:

1.1            “Affiliate” means any corporation or other entity which directly or indirectly controls, is controlled by, or is under common control with, a Party, for so long as such control exists. For the purposes of this Section 1.1, “control” shall mean: (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the stock or shares entitled to vote for the election of directors, or the power to direct the management and policies of such corporate entities, and (ii) in the case of non- corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest, in such non-corporate entities or the power to direct the management and policies of such non-corporate entities.

1.2            “Approved Indication” means, with respect to the Product, a disease or condition for which the treatment or prevention has received Regulatory Approval.

1.3            “Business Day” means any day that is not a Saturday, Sunday, or statutory holiday in Canada.

1.4            “Calendar Half Year” means each six (6) month period commencing January 1 and July 1 of each Calendar Year.

1.5            “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.6            “Ceased Sales” means failure for POINT, its Affiliate(s) and/or Sublicensee(s) (as appropriate), to achieve sales to the equivalent of at least [***]% of the eligible population within [***] months of obtaining Regulatory Approval in the respective Sub-Territory or having sales dropping below [***]% of the average sales occurring within the previous Calendar Year in the respective Sub-Territory.

1.7            “Commercialization Data” means a summary of the results and data generated by POINT under the Commercialization Plan.

1.8            “Commercialization Plan” means the written model for commercialization of the Product set forth in Schedule C, attached hereto, and which may be amended from time to time in accordance with the terms of this Agreement. The Commercialization Plan will contain a marketing plan, which shall be designed to attain optimal sales for the Product in the Territory.

1.9            “Commercially Reasonable Efforts” means, with respect to any obligations or activities of POINT to accomplish an objective under this Agreement, the efforts and resources comparable to those undertaken by a radiopharmaceutical company of comparable size and resources as POINT relating to the research, development or commercialization of a similar product owned by such company, or to which such company has exclusive rights, with comparable market potential and which is at a similar stage in its lifecycle. For this purpose, all relevant factors, as measured by the facts and circumstances at the time such efforts are due, shall be taken into account, including, as applicable and without limitation, stage of development; efficacy and safety relative to competitive products in the marketplace; actual or anticipated Regulatory Approval; labeling; the nature and extent of market exclusivity (including patent coverage, proprietary position and regulatory exclusivity); and the cost and time required for and likelihood of obtaining Regulatory Approval.

1.10            “Commercial Purposes” means commercial development, including the sale or the offering for sale of commercial products for legitimate business and/or regulatory purposes including, but not limited to, for use to obtain approval of investigational drug applications, multi-centered clinical trial applications for approved indications, abbreviated or new drug applications, abbreviated or new drug submission, biologics license applications, marketing authorizations and the like, subject to applicable Law.

[***] = Indicates confidential information omitted from the exhibit.

1.11            “Development” or “Develop” means non-clinical and clinical drug development activities pertaining to a pharmaceutical product, including toxicology, pharmacology, test method development and stability testing, process and manufacturing development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies), regulatory affairs, pharmacovigilance and Regulatory Approval and clinical study regulatory activities (including regulatory activities directed to obtaining pricing and reimbursement approvals).

1.12            “Dollars” means Canadian Dollars, and “$” shall be interpreted accordingly.

1.13            “Field” means all Approved Indications and indications for which a Regulatory Approval is being sought.

1.14            “GST/HST” means the goods and services tax and the harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada).

1.15            “Improvement” means any Intellectual Property that:

(a)            results from an improvement or enhancement of the Licensed Technology by a Party other than POINT; or

(b)             is discovered, developed, or derived using or practicing the Licensed Technology by a Party other than POINT; or

(c)            but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, or read on, any Patent Right and is discovered, developed, or derived by a Party other than POINT.

1.16            “Indication” means an application for a label indicating the applicable drug for an initial patient population in each case that requires a clinical trial for Regulatory Approval.

1.17            “Intellectual Property” means any inventions, innovations, developments, discoveries, processes, methods, protocols, specifications, compounds, biological and chemical materials, copyrights, trademarks, and trade secrets, in whatever mode of expression, and any copies of the foregoing in any medium, and all Patent Rights.

1.18            “Joint Commercialization Committee” or “JCC” means the committee described in Section 7.1.

1.19            “Know-How” means any ideas, techniques, expertise and procedures directly and solely related to the Product that are owned and controlled by the Licensor and which are not in the public domain.

1.20            “Law” means, individually and collectively, any and all laws, ordinances, rules, rulings, directives, administrative circulars and regulations of any kind whatsoever of any governmental authority or Regulatory Authority within the applicable jurisdiction.

1.21            “Licensed Technology” means the Patent Right and Study IP and Know-How and Improvements thereto.

[***] = Indicates confidential information omitted from the exhibit.

1.22            “Patent Right” means any of the following which pertain to the Licensed Technology and are owned by any of CPDC, UHN and/or CanProbe:

(a)            patents;

(b)            pending patent applications, including, all provisional applications, continuations, continuations-in-part, divisions , renewals, Patent Cooperation Treaty (PCT) applications and all patents granted thereon;

(c)            all patents-of-addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including, supplementary protection certificates or the equivalent thereof;

(d)            inventor’s certificates;

(e)            all Canadian, United States, and foreign counterparts of any of the foregoing.

1.23            “Person” means an individual, a corporation, a partnership, a trust, any unincorporated organization or any other entity, and “Persons” has a similar corresponding meaning.

1.24            “POINT Technology” means any Intellectual Property owned or licensed by POINT as of the Effective Date or thereafter including during the Term (other than as a result of the licenses granted to POINT under this Agreement) which pertains to the Product or Licensed Technology. For clarity, POINT Technology includes Intellectual Property that pertains to the Product and/or Licensed Technology, and is solely or jointly invented, developed or derived as of the Effective Date or during the Term by one or more persons who assign that Intellectual Property and/or other proprietary rights to POINT.

1.25            “Prosecution and Maintenance” means, with respect to a Patent Right, the preparing, filing, and prosecuting of patent applications and maintenance of patents, as well as re-examinations, and reissues, with respect to such patents; and “Prosecute and Maintain” have the correlative meaning. The defense of an opposition “Opposition Defense” (which includes the defense of an Inter Parties Review (IPR) at the U.S. Patent and Trademark Office) with respect to any Patent Right is separate from and not included within the Prosecution and Maintenance of a Patent Right.

1.26            “Regulatory Approval” means all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, and authorizations of any federal, national, multinational, state, provincial or local Regulatory Authority, department, bureau or other governmental entity that are necessary and sufficient for the marketing and sale of a product in a country or group of countries. Regulatory Approval includes any required pricing and reimbursement approval for the Product.

1.27            “Regulatory Authority” means, with respect to a country, the regulatory authority or regulatory authorities of such country with authority over the testing, manufacture, use, storage, importation, promotion, marketing, pricing or sale of a pharmaceutical product in such country.

1.28            “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, drug approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell or otherwise Commercialize the Product in a particular country or jurisdiction.

1.29            “Sublicensee” means any Person granted a sublicense by the Licensee pursuant to Section 2.1.

[***] = Indicates confidential information omitted from the exhibit.

1.30            “Sub-Territory” means any one of the following jurisdictions: Canada, United States of America, European Union and each individual country in the Rest of the World (“ROW”); collectively, the “Sub-Territories”. For clarity, a country in the ROW is considered a Sub-Territory once POINT has applied for a Regulatory Approval therein.

1.31            “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).

1.32            “Territory” means the world.

1.33            “Third Party” means any entity other than a Party or an Affiliate of a Party.

All other defined terms are as otherwise defined in the text of the Agreement.

Schedules. The following schedules are attached to and form part of this Agreement:

Schedule A – CPDC Intellectual Property

Schedule B – UHN Study Data

Schedule C – Commercialization Plan

Schedule D – Compliance Schedule

2.            License and Sublicenses.

2.1            From and after the Effective Date until the end of the Term:

(a)            Exclusive License Grant. Subject to the terms and conditions herein, the Licensor hereby grants to POINT an exclusive (including as against the Licensor subject to below Reservation of Rights), sublicensable (pursuant to Section 2.2), terminable, amendable license to the Patent Right, Know-How, Study IP and Improvements thereto, to develop, make, have made, sell, have sold, and supply (subject to Section 2.3 and Section 6.1) Product for use in the Field in the Territory and to apply to Regulatory Authorities using the Licensed Technology in order to obtain approval for the manufacture, distribution, and sale of Product for use in the Field in the Territory during the Term (the “Exclusive License”).

(b)            Obligation to Market. POINT shall use Commercially Reasonable Efforts to market, distribute sell and/or have sold the Product in the Territory, and specifically in Canada, USA, EU and at least one country in ROW. A timetable will be negotiated in good faith by the Parties for the marketing approval and launch of Product in each of the Sub-Territories.

(c)            Amendment. The Licensor, in its sole discretion, shall have the right to amend the Exclusive License if POINT does not meet its obligations under Section 2.1(b) as determined by the Licensor in its reasonable discretion (for example by removal of Sub-Territories, or loss of exclusivity of the Exclusive License and/or Field within a particular Sub-Territory).

(d)            Non-Compete. The Licensor and its Affiliates shall not, directly or indirectly, develop, manufacture any form of the Product for Commercial Purposes either on its own behalf or in conjunction with a Third Party during the Term.

Reservation of Rights. Notwithstanding the foregoing and for clarity, the Licensor shall retain its rights to use the Licensed Technology for any non-commercial, internal research purposes, (and with respect to UHN, academic or educational purposes), including in scientific cooperation with non-commercial third parties, without restriction, including the ability to distribute any material(s) disclosed and/or claimed in the Licensed Technology for non-profit academic research use to non-commercial entities as is customary in the scientific community, with the further retention of its rights to grant non-commercial licences for the same purposes, subject to POINT’s prior review and written response regarding any such non-commercial licence, and where POINT’s written response will not be unreasonably delayed.

[***] = Indicates confidential information omitted from the exhibit.

Product used in clinical trials outside of the Approved Indications or indications for which Regulatory Approval has been sought can be manufactured by the Licensor or acquired through POINT. POINT will be kept informed of any such clinical trial. Product used in clinical trials in the Approved Indications or indications for which Regulatory Approval has been sought by the Licensor and its permitted licensees for non-commercial, internal research purposes (and with respect to UHN, academic or educational purposes), including in scientific cooperation with non-commercial third parties, will be provided by POINT (or as appropriate, its Sublicensee(s) or Affiliate(s)). In cases where the Product is provided by POINT (or as appropriate, its Sublicensee(s) or Affiliate(s)), the Product will be provided on terms to be negotiated by the Parties, but in no event [***] and further shall in no event [***].

Except in association with or otherwise further to the agreement of POINT, the foregoing purposes described in this section exclude Commercial Purposes.

Notwithstanding the foregoing and for clarity, if POINT cannot (i) provide the Product for non-commercial research use or (ii) supply the Product for sale, and after a period of [***] days, then Licensor reserves the right to manufacture or have manufactured the Product to (i) provide the Product for non-commercial clinical research under a Health Canada approved clinical trial application and/or (ii) sell the Product in accordance with Health Canada regulations for approved drugs to patients at the following sites during the remediation period by POINT: [***].

2.2            Sublicenses. POINT shall have the right to grant sublicenses under the rights licensed to POINT under Sections 2.1(a) solely in accordance with this Section 2.2 as follows:

(a)            subject to the Licensor’s prior review and written response, not to be unreasonably delayed, for use and distribution of the Product in the Field within the Territory;

(b)            such sublicense shall refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and shall not limit the ability of POINT (individually or through the activities of its Affiliates and Sublicensees) to fully perform all of its obligations under this Agreement or the Licensor’s rights under this Agreement;

(c)            in such sublicense, the Sublicensee shall agree to be subject to, and bound by any relevant terms and conditions of this Agreement mutatis mutandis, including:

(i)            confidentiality obligations substantially equivalent to those imposed on POINT hereunder;

(ii)            termination rights in favour of Licensor substantially similar to those in Section 15.3 and 15.4;

(iii)            a right-to-audit clause to permit POINT to audit the facilities and records of each Sublicensee, and Licensor shall have a right to review such audits performed by POINT as they pertain to use and distribution of the Product in the Field in the Territory;

(iv)            reporting obligations requiring the Sublicensee to make reports to POINT, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by the Licensor’s independent accountant to the same extent required from POINT pursuant to Section 9;

[***] = Indicates confidential information omitted from the exhibit.

(v)            obligations requiring its employees, contractors and agents to grant Licensor all rights in and to any Improvements and any other obligations that might be required to protect the Licensed Technology or the Licensor’s rights under this Agreement; and

(vi)            POINT shall include a third party beneficiary clause for Licensor’s benefit in Sublicensee agreements;

(d)            POINT shall inform the Licensor in writing within thirty (30) days after the execution and delivery by POINT of any sublicense and shall provide a copy to the Licensor. POINT reserves the right to redact such agreement if other assets than the Product are included, without removing any provisions relevant to the sublicensing of the Product.

(e)            POINT shall be responsible for performing all of its obligations set forth in this Agreement, without regard to whether it has granted any sublicense under this Section 2.2; and

(f)            such sublicenses shall expressly prohibit the granting of further right of a sub-sub-license.

2.3            Permitted Subcontracting.

(a)            POINT may subcontract its proprietary manufacturing activities to a Third Party subject to the Licensor’s prior written review and response, not to be unreasonably delayed and provided that any such Third Party shall have entered into a written agreement with POINT that includes terms and conditions (i) protecting and limiting use and disclosure of the Licensed Technology, Confidential Information and (ii) requiring such Third Party, as applicable, and its employees, contractors and agents to grant Licensor all rights in and to any Improvements, Patent Rights, and Know-How created, conceived or reduced to practice in connection with the performance of any such subcontracted activities.

3.            POINT’s Obligations.

3.1            Commercially Reasonable Efforts. POINT shall use Commercially Reasonable Efforts to:

(a)            seek regulatory approvals and obtain and maintain Regulatory Approvals(s) for all Indications covered by the Study in each Sub-Territory. POINT shall be responsible for all costs in relation to Regulatory Approval(s), set up of manufacturing sites, supply, marketing and drug distribution and reimbursement in the Territory;

(b)            make all necessary arrangements for commercial sale of the Product in each Sub- Territory, including but not limited to, process scale-up, technology transfer to its Affiliates and/or Third Parties, commercial manufacturing and global distribution of the Product;

(c)            manufacture, have manufactured, market, distribute, sell and have sold the Product in the Field in the Territory and to otherwise perform (itself or through its Affiliates or by permitted sublicensing) its obligations under the Commercialization Plan;

(d)            promote the Product for Approved Indications;

(e)            conduct all post-marketing studies as required by the regulatory agencies of each country in the Sub-Territory where the Product is authorized, subject to Section 6.1.

Provided that POINT uses Commercially Reasonable Efforts, POINT shall not be responsible to Licensor for any inability or failure to successfully achieve what is described in (a)-(e) above.

[***] = Indicates confidential information omitted from the exhibit.

The Product shall be branded and marketed throughout the Territory under or using such trade marks, trade names, trade dress, logos and designs and labelling content (“Branding Elements”) as POINT may in its sole discretion determine (subject to applicable laws in each Sub-Territory). All Branding Elements shall, as between POINT and the Licensor, be owned exclusively by POINT and upon termination or amendment of the license to a Terminated Product, will be transferred and assigned to the Licensor.

4.            Licensor’s Obligations.

4.1            Licensor’s Obligations. The Licensor shall use reasonable efforts to:

(a)            provide access to the Licensed Technology as it is or as made;

(b)            keep POINT informed of all developments and approval discussions, and shall permit POINT’s authorized representative(s) to fully participate in and direct any pre-marketing meetings with Regulatory Authorities (to the extent that the Licensor is so permitted) in respect of the Product;

(c)            keep POINT informed of all inspections by Regulatory Authorities at clinical sites in respect of the Study, to make available the audit results to POINT, and to permit POINT to guide preparation for an inspection and draft responses to Regulatory Authority observations;

(d)            conduct any remediation activities in accordance with GCP and as required by Regulatory Authorities in respect of the Study, including documentation development and data collection requirements as defined by the approved protocol or any amendments thereto;

(e)            to complete the Study and maintain Sponsor responsibilities on the Study, including supply of the clinical trial materials, clinical monitoring, database hosting and data collection activities including data entry and query resolution as per the approved protocol and any amendments thereto;

(f)            support POINT in the following tasks associated with the technology transfer and validation of the manufacturing process as used for the Product during the Study by providing, to a mutually agreed work-plan, the following supporting documentation and technical support, at POINT’s cost: (i) technology transfer of manufacturing process and analytical methods; (ii) supply development and process validation reports; (iii) manufacturing & quality control documentation; and (iv) quality control method validation/verification;

(g)            support, at POINT’s cost, a mutually agreed work-plan in respect of POINT’s efforts to gain adoption of the Product in the Territory, subject to mutually agreed upon conditions; and

(h)            support, at POINT’s cost, a mutually agreed work-plan, in respect of POINT’s effort in obtaining and maintaining Regulatory Approval(s) (via filings with Regulatory Authorities) for use in the Field in the Territory in respect of the Product.

(i)            Support, at POINT’s cost, data mining, programming and statistical analysis, in preparation for, or as requested by, Regulatory Authorities.

5.            Commercialization Activities

5.1            Commercialization Plan. The Parties will work together to develop a Commercialization Plan based on an independent assessment, which assessment was completed and paid for by CanProbe.

[***] = Indicates confidential information omitted from the exhibit.

5.2            Amendments. The Commercialization Plan may be amended from time to time. The Commercialization Plan will be reviewed as necessary at each meeting of the JCC and at any other time upon the reasonable request of any Party.

5.3            Records. POINT shall maintain, or cause to be maintained, records of its activities under the Commercialization Plan in sufficient detail and for patent and regulatory purposes, which shall properly reflect all work included in the Commercialization Plan consistent with its internal procedures and policies.

6.            Commercial Supply; Clinical Trials.

6.1            Commercial Supply. Notwithstanding any other provision of this Agreement, the Parties shall use Commercially Reasonable Efforts to offer a first right of refusal to [***] as the back-up to POINT’s facility for the commercial supply of the Product on terms mutually agreed by the Parties.

6.2            Clinical Trials.

(a)            UHN shall have a right of first negotiation to [***]. Such right of first negotiation shall be deemed satisfied if POINT notifies UHN (as per Section 17.9) of [***] and UHN is provided a period of at least [***] days to notify POINT of its intention to enter into negotiations. Thereafter, POINT shall make itself available to negotiate in good faith for a period of up to [***] days with respect to the aforementioned.

(b)            POINT shall have the right to audit UHN to ensure [***] as directed by Regulatory Authority and GCP requirements, at POINT’s cost. Any audit shall be conducted in alignment with [***], and shall be mutually agreed upon by the Parties.

7.            Joint Commercialization Committee.

7.1            Establishment and Composition of the JCC.

(a)            Within [***] days of the Effective Date, the Parties shall assemble the JCC. The JCC will meet [***] a year in whichever way that is possible or convenient for the representatives.

(b)            Initially, the JCC shall be composed of two (2) representatives from POINT and two (2) from the Licensor.

(c)            The Licensor’s representatives will initially be CanProbe’s President and CanProbe’s Secretary, and the Secretary shall be the chairperson of the JCC. POINT will provide a list of their representatives to the Licensor within [***] days after the Effective Date. Each Party will promptly notify the other Parties in writing of any change in its appointed representatives.

(d)            Each Party may invite employees and consultants to attend meetings of the JCC, subject to their agreement, who are bound to obligations of confidentiality, non-use, and assignment of inventions similar to those of that Party’s members of the JCC.

7.2            Role and Mandate of the JCC. The JCC is a committee through which the Licensor is kept informed of POINT’s commercial activities. The JCC shall discuss and exchange all relevant information regarding the activities of the Parties under this Agreement. In particular, the JCC shall:

(a)            review and discuss the Commercialization Plan objectives and progress under the Commercialization Plan and review and discuss the performance and results of the Commercialization Plan, discuss and approve proposed amendments to the Commercialization Plan;

[***] = Indicates confidential information omitted from the exhibit.

(b)            perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as mutually agreed upon by the Parties in writing.

(c)            keep Licensor informed of regulatory developments relating to the Product in the Field in the Territory

(d)            review and unanimously approve any remedial action with respect to the Product in the Field in the Territory.

(e)            Each Party will bear its own costs relating to any JCC meeting.

Meetings of the JCC are effective only if at least one representative of each of POINT and of Licensor is present at the meeting or participating by teleconference. The Parties will endeavor to schedule meetings of the JCC at least [***] months in advance.

7.3            Reports.

(a)            POINT shall furnish to the JCC a written report (each, a “Progress Report”), at the end of each [***], that: (i) describes in reasonable detail, POINT’s progress under the Commercialization Plan during the relevant [***]; and (ii) includes a summary of the results and data generated by POINT under the Commercialization Plan during the relevant [***], in each case to the extent reasonably necessary to support and advance the Commercialization Plan.

(b)            For clarity, the Progress Reports required in this subsection are in addition to any other reporting requirements under this Agreement.

7.4            Dissolution of the JCC. The JCC shall automatically dissolve and have no further responsibilities or authority after such time as the activities to be conducted under the Commercialization Plan have been completed (or such other time as agreed by the Parties).

8.            Regulatory Matters.

8.1            Regulatory Correspondence. Commencing on the Effective Date with respect to all countries in the Territory, POINT shall use Commercially Reasonable Efforts in respect of the Product as the primary interface with and shall otherwise handle all correspondence, meetings and other interactions with the relevant Regulatory Authorities concerning regulatory activities related to the Product in the Field in the Territory, and POINT shall be responsible for preparing and filing any and all Regulatory Materials for the Product in the Field in the Territory at its sole expense.

8.2            Obligation to Inform. POINT shall promptly notify Licensor in writing of any action or decision by POINT with regard to, as well as any action or decision by, any Regulatory Authority in the Territory regarding the Product in the Field. Progress and status of the actions and decisions shall be reviewed and discussed by the JCC. POINT shall provide Licensor with reasonable advance notice of all meetings, conferences and discussions scheduled with any Regulatory Authority in the Territory concerning the Product, and shall consider in good faith any input from Licensor in preparing for such meetings, conferences or discussions. To the extent permitted by applicable Laws, Licensor shall have the right to participate in any such meetings, conferences or discussions and POINT shall facilitate such participation. If Licensor elects not to participate in such meetings, conferences or discussions, POINT shall provide Licensor with written summaries of such meetings, conferences or discussions with any Regulatory Authority in the Territory in English as soon as practicable after the conclusion thereof.

8.3            Regulatory Costs. POINT shall be solely responsible for all of its costs and expenses related to the preparation, filing and maintenance of all Regulatory Materials and Regulatory Approvals for Products in the Field in the Territory.

[***] = Indicates confidential information omitted from the exhibit.

8.4            Notification of Threatened Action. Each Party shall immediately notify the other Party in writing of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including a Regulatory Authority, which may affect the Development, commercialization or regulatory status of the Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

8.5            Adverse Event Reporting and Safety Data Exchange. Within [***] days after the Effective Date, the Parties shall define and finalize the actions that the Parties shall employ with respect to Products to protect patients and promote their well-being in written pharmacovigilance agreement(s), if applicable. Each Party hereby agrees to comply with its respective obligations under such pharmacovigilance agreement(s), as amended, and to cause its Affiliates and Sublicensees (as the case may be) to comply with such obligations. POINT shall have sole responsibility for establishing and maintaining the post-marketing global safety database of adverse events and relevant safety information for the Product.

8.6            Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that the Product may be subject to any recall, corrective or other regulatory action taken by virtue of applicable Laws. The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting any remedial action. POINT shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the manufacture, distribution and use of the Product. In the event POINT determines that any remedial action with respect to the Product in the Field in the Territory should be commenced or is required by the applicable Regulatory Authority, POINT shall have the right to control and coordinate all efforts necessary to conduct such remedial action; provided that, with respect to any such remedial action that is not imposed upon POINT by applicable Law or a Regulatory Authority, such remedial action shall have been reviewed and approved by the JCC. If the JCC fails to unanimously approve a remedial action that is not imposed upon POINT by applicable Law or Regulatory Authority within [***] days after such remedial action is presented to the JCC for review and approval, then the Parties’ Executive Officers (one Executive Officer from each Party) shall, within [***] thereafter, review and approve by majority such remedial action or, in the event that the Executive Officers fail to approve such remedial action within such time period, POINT has the right to control and coordinate the efforts necessary to conduct such remedial action as provided above.

8.7            Pricing. All Product pricing and labelling shall, subject to applicable regulatory requirements, be at POINT’s sole discretion. Notwithstanding POINT’s pricing discretion, pricing for public payors and hospitals in [***] shall be matched to the lowest pricing granted in [***], which POINT shall accomplish using [***] or [***].

9.            Payments.

9.1            One Time Payment. POINT shall make a one-time payment to the Licensor of five hundred thousand Dollars ($500,000) in immediately available funds, payable upon execution of this Agreement. The grant of License will not be effective until such time as the Licensor has received such payment.

9.2            Milestone Payments.

(a)            POINT shall promptly notify the Licensor in writing following the first achievement of each of the milestone events set forth below with respect to the Product. Upon receipt of such notice, the Licensor shall issue an invoice to POINT and POINT shall promptly pay to the Licensor, in accordance with this Article 9, the applicable non-refundable, non-creditable milestone payment set forth below (“Milestone Payment”). Each such Milestone Payment will be due one time only upon the first achievement of the specified milestone with respect to the Product.

[***] = Indicates confidential information omitted from the exhibit.

Milestone Payments
Payment Due		Amount (CAD)
Within [***] days of receiving a first market approval in Canada in any Indication	$	[***]
Within [***] days of receiving a first market approval in the USA for GEP-NETs	$	[***]
Within [***] days of receiving market approval in the USA for first NET Indication other than GI/pancreas (GEP)-NETs	$	[***]
Within [***] days of receiving a first market approval in the EU in any Indication	$	[***]
Within [***] days of receiving a first market approval in the rest of the world (“ROW”) in any Indication	$	[***]

At execution of the Memorandum of Understanding On February 7, 2020, POINT has paid a non-reimbursable payment of CAD $250,000 for a [***] day exclusivity period. This amount will be credited against the first Milestone Payment.

9.3            Net Sales. “Net Sales” means the total invoiced sales revenue and associated amounts received, for Products sold (as appropriate) by POINT, an Affiliate and Sublicensee(s), less the following deductions:

(a)            sales taxes or other taxes separately stated in the invoice;

(b)            shipping and insurance charges actually paid and separately stated on the invoice;

(c)            actual allowances, rebates, credits and refunds for returned or defective goods;

(d)            chargeback payments and rebates (or the equivalent thereof) granted to managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers;

(e)            normal and customary trade and quantity discounts, retroactive price reductions, or other allowances actually allowed or granted from the billed amount and taken; and

(f)            any import or export duties, tariffs, or similar charges incurred with respect to the import or export of Product into or out of a country in the Territory.

Notwithstanding the foregoing, Net Sales will not include, and will be deemed zero with respect to, (a) the distribution of reasonable quantities of promotional samples of Products, (b) amounts received by POINT, its Affiliate(s) or Sublicensee(s) for the internal resale of Products among and to POINT, its Affiliates or Sublicensees; and (c) amounts received by POINT, its Affiliates or Sublicensees for Products provided for clinical trials, research or educational purposes, or charitable or compassionate use purposes.

All of the aforementioned deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with POINT’s, or its applicable Affiliate’s or Sublicensee’s (as the case may be), business practices consistently applied across its product lines and accounting standards and verifiable based on the POINT sales reporting system. Where the Product is distributed, sold or bundled with other products, all such deductions shall be fairly and equitably allocated to such Product, such that the Product does not bear a disproportionate portion of such deductions.

[***] = Indicates confidential information omitted from the exhibit.

Accruals will be made in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). Net Sales shall be determined from POINT’s or its Affiliates’ or its Sublicensees’ books (as the case may be) and records shall be kept in accordance with Canadian GAAP.

9.4            Royalty Payments.

(a)            Royalty Fee. POINT shall pay royalties to the Licensor of [***] percent ([***]%) of the aggregate annual Net Sales of the Product in the Territory by POINT, directly and through its Affiliates and Sublicensees, in each Calendar Year, subject to any applicable adjustments or reductions provided for in this Agreement (“Royalty Fees”).

(b)            Royalty Reporting. POINT shall provide to the Licensor written reports within [***] days following the end of Calendar Half Year in the Calendar Year for which royalties are due, setting out (i) the Net Sales of Product in the Territory sold by POINT, its Affiliates and Sublicensees during that Calendar Half Year; (ii) a calculation of the amount of royalties due on Net Sales during such Calendar Half Year; (iii) the exchange rates used, if any, in determining the amount due or performing any necessary currency conversion; and (iv) any withholding Taxes required to be paid from such royalties (combined within each Calendar Year, such Calendar Half Year written reports constitute the “Annual Royalty Report”). The information in the Annual Royalty Report will be deemed POINT’s Confidential Information.

9.5            Sublicensing Fee.

(a)            Sublicensing Fee. POINT shall pay to the Licensor a [***] percent ([***]%) sublicensing fee (“Sublicensing Fee”) on all payments and revenues (in addition to [***]% of Net Sales) received by POINT in the nature of compensation for the sublicensing of the Product (and/or any associated Licensed Technology), provided that where POINT has made a Sublicensee responsible for all or part of a Milestone Payment, such Milestone Payment will not be considered to form part of POINT’s compensation as aforesaid except to the extent where milestone payments received by POINT from Sublicensee are in excess of the Milestone Payment owed to Licensor, wherein POINT shall pay to Licensor [***] percent ([***]%) of such excess plus such Milestone Payment. POINT shall however be liable for any failure of any of its Sublicensees to make all or part of a Milestone Payment. Notwithstanding the foregoing, this Section 9.5(a) and Sublicensing Fee shall not apply to POINT for sublicenses granted to any POINT Affiliate.

(b)            Sublicensing Reporting. POINT shall provide to the Licensor written reports within [***] days following the end of each Calendar Half Year in the Calendar Year for which Sublicensing Fees are payable.

9.6            Stacking Royalties. In the event that it is necessary in order for POINT or its Sublicensee(s) to sell the Product in a Sub-Territory or to obtain a license and to pay royalties to one or more Third Parties on Net Sales of any Product(s), and if the aggregate royalty burden payable on any Product(s) for those Third Party licenses is greater than [***]% of Net Sales, then POINT may reduce the Royalty Fees or Sublicensing Fees due to the Parties for sales of such Product in such Sub-Territory by fifty percent (50%) of such necessary royalties actually paid to the Third Party(ies) on Net Sales of Product in such Sub-Territory within the same royalty period.

[***] = Indicates confidential information omitted from the exhibit.

9.6            Currency.

(a)            All currency amounts in this Agreement are expressed in Dollars and all payments to be made by POINT to the Licensor under this Agreement shall be made in Dollars by wire transfer in immediately available funds to a bank and account designated the Licensor herein. When conversion of amounts received by POINT in any currency other than Dollars is required, such conversion shall be calculated using the rate of exchange using the following methodology:

(i)            The calculation of Milestone Payments, Royalty Fees, and Sublicensing Fees will be made in Dollars regardless of the countries in which sales are made. Net Sales made in currencies other than Dollars will be converted into Dollars using a fixed exchange rate (subject to monthly adjustments as described below). The fixed exchange rate will apply to all payments related to the Net Sales during the month for which that fixed exchange rate applies independent of the actual invoice date.

(ii)            Exchange rates will reset at the end of each month based on the applicable close price exchange rates on the final Business Day of such month as published in the Wall Street Journal. The exchange rates as so reset at the end of a month shall apply to all payments based on Net Sales received during the immediately following month and in no event shall such reset exchange rates be applicable to payments based on Net Sales in prior periods.

9.7            Taxes.

(a)            POINT will make all payments to the Licensor under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Law in effect at the time of payment. The Parties agree to use commercially reasonable efforts to minimize any withholding or similar Tax imposed upon payments payable under this Agreement and to consult in good faith before taking any action that is reasonably expected to result in the application of a withholding or similar Tax imposed upon payments payable under this Agreement.

(b)            Any Tax required to be withheld on amounts payable under this Agreement will promptly be paid by POINT on behalf of the Licensor to the appropriate governmental authority, and POINT will furnish the Licensor with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by the Licensor.

(c)            POINT and the Licensor will cooperate with respect to all documentation required by any taxing authority or reasonably requested by POINT to secure a reduction in the rate of applicable withholding Taxes.

(d)            All payments due to the Licensor from POINT pursuant to this Agreement shall be paid exclusive of GST/HST and similar commodity Taxes (including VAT).

9.8            Audits.

(a)            Audit Rights. During the Term and for a period of the longer of: (a) the length of time required to retain such records in accordance with applicable Law and (b) [***] years thereafter, POINT shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Product in sufficient detail to permit the Licensor to confirm the accuracy of all royalties and Sublicensing Fees due hereunder, kept in accordance with Canadian GAAP. The Licensor shall have the right to cause an independent, certified public accountant reasonably acceptable to POINT to audit such records to confirm Net Sales, Milestone Payments, Royalty Fees, Sublicensing Fees, and other payments. Such audits may be exercised during normal business hours upon reasonable prior written notice to POINT. Prompt adjustments will be made by the Parties to reflect the results of such audit. The Licensor shall bear the full cost of such audit unless such audit discloses an underpayment by POINT of more than [***] percent ([***]%) of the aggregate amount of Royalty Fees or other payments due for such audited period, in which case, POINT shall bear the full cost of such audit and shall remit to the Licensor the amount of any underpayment within [***] days after receipt of an invoice from the Licensor. All information in such records will be deemed POINT’s Confidential Information.

[***] = Indicates confidential information omitted from the exhibit.

9.9            Invoicing; Manner of Payment

(a)            With respect to any Calendar Year for which the Licensor is entitled to payment, POINT shall provide the Annual Royalty Report to the Licensor within [***] days of the end of each Calendar Year. The Licensor shall provide an invoice to POINT within [***] days of the receipt of the Annual Royalty Report. Within the later of [***] days of the date such invoice is provided by the Licensor to POINT, or (b) [***] days after the end of the Calendar Year, POINT shall pay the Licensor the aggregate amounts set forth in such invoice (or any other invoice that may be submitted pursuant to this Agreement) unless POINT disputes a portion thereof of in good faith (in which event POINT shall the pay the undisputed portion thereof).

Any payments or portions thereof due by POINT to the Licensor hereunder which are not paid when due shall bear interest at the prime rate of interest quoted by the Bank of Canada as at the due date, plus [***]% ([***] percent) per annum compounded monthly until the date paid to Licensor. This Section 8 shall in no way limit any other remedies available to the Licensor.

Invoices to POINT should be sent to:

Bill Demers

CFO

POINT Biopharma Inc.

22 St. Clair Avenue East, Suite 1201

Toronto, Ontario, Canada,

M4T 2S3

(b)            Manner of Payment. All payments to be made by POINT to Licensor hereunder shall be by wire transfer to the relevant bank account detailed below or such other bank account as Licensor (as applicable) may designate in writing from time to time during the Term.

Unless otherwise indicated, payments should be made to the following account:

Beneficiary Bank Name: [***]

Account Name: [***]
Account Number: [***]
Swift Code: [***]
Clearing Code: [***]
Bank Address: [***]

With a notice of payment sent to:
[***] (email: [***])

10.            Intellectual Property.

10.1            Ownership.

(a)            CPDC confirms that CPDC has full and exclusive ownership to all CPDC Intellectual Property set forth in Schedule A. CPDC will remain the sole owner of all other rights and title to the CPDC IP.

(b)            UHN confirms that UHN has full and exclusive ownership of all Study Data.

(c)            Except as expressly granted herein, POINT shall have no rights to the CPDC IP owned by CPDC or UHN Study Data owned by UHN.

[***] = Indicates confidential information omitted from the exhibit.

(d)           POINT shall and will own all POINT Technology.

(e)           POINT shall be responsible for the filing, registration, prosecution and maintenance of all trademarks and tradenames and for the registration and maintenance of all domain names necessary to achieve the purposes hereunder.

(f)            POINT will assign the Regulatory Approvals, Regulatory Materials, trademarks, tradenames and domain names as the Licensor directs upon termination of this Agreement.

10.2        Prosecution of Patents.

(a)            Licensed Patents Rights. POINT shall be responsible for the handling and directing of the preparation, filing, prosecution, maintenance and any opposition defense of the licensed Patent Right. POINT shall keep any other Party that has ownership interest (particularly, assignment by an inventor) informed of all material steps with regard to the preparation, filing, prosecution, and maintenance of any licensed Patent Right, including but not limited to for example, by providing a copy of material communications to and from any patent authority in the Territory regarding such Patent Right, and by providing drafts of any material filings or responses to be made to such patent authorities in the Territory. POINT shall consider in good faith the requests and suggestions of other Party or Parties with respect to such drafts and with respect to strategies for filing and prosecuting the licensed Patent Right in the Territory. No later than [***] days following the end of each Calendar Year, POINT shall provide the other Party or Parties a written report summarizing all actions taken during the preceding year with respect to the licensed Patent Right. If POINT elects not to file any patent application of the Patent Right or otherwise abandon the prosecution or maintenance of any licensed Patent Right, then (a) POINT shall provide the other Party or Parties with reasonable notice of such decision so as to permit the other Party of Parties to decide whether to assume such responsibilities (such notice shall, to the extent reasonably feasible for POINT, be given no later than [***] days prior to the next deadline to take any necessary action with the relevant patent office); and (b) the other Party or Parties shall have the right, but not the obligation, to control the filing, prosecution and maintenance of such Patent Right (or patent application). Licensor may file, prosecute, or maintain such application and/or Patent Rights at its own expense and any license granted under this Agreement shall exclude such Patent Right.

(b)            POINT shall be directly responsible for all reasonable costs (Prosecution and Maintenance Expenses) incurred in the Prosecution and Maintenance of such licensed Patent Right that comprise the Licensed Technology.

10.3        Enforcement.

(i)             Each Party shall notify the others promptly of any apparent, threatened, or actual infringement by a Third Party of any Patent Right licensed under this Agreement, or misappropriation of any trade secret of Know-How licensed under this Agreement or of any Opposition Defense, of which the Party becomes aware.

(ii)            The notifying Party shall promptly furnish the other with all known details or evidence of such infringement or misappropriation or opposition.

(iii)           Each Party shall notify the other within [***] days of any Third Party communications pertaining to any such Patent Right that the Party receives as patent owner or as the marketing authorization holder pursuant to the Canadian Patented Medicines (Notice of Compliance) Regulations or the United States Drug Price Competition and Patent Term Restoration Act of 1984 or equivalent regime in any other country.

[***] = Indicates confidential information omitted from the exhibit.

(iv)           POINT shall have the first right, but not the obligation, to enforce or defend an opposition to the licensed Patent Right with respect to such Third Party infringement or opposition or otherwise abate such infringement or opposition of the licensed Patent Right, at its sole cost and expense. In such event, POINT shall have the right to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the licensed Patent Right and such Third Party infringement or opposition. The Parties each agree to cooperate reasonably with POINT in any action to enforce the licensed Patent Right at POINT’s expense, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party in any such suit if deemed a necessary party. All monies recovered upon the final judgment of an opposition or settlement of any such suit to enforce the licensed Patent Right pursuant to this Section shall be first used to reimburse POINT for the costs and expenses incurred in connection with such opposition or suit. Any remainder that represents lost profits or lost sales of Product shall be treated as Net Sales and shall allocated to POINT, and shall be subject to the royalty payment to pursuant to Section 9.4. Any remainder that does not represent lost profits or lost sales of Product shall be retained by POINT.

(v)            If POINT does not, within [***] days of receipt of notice of a Third Party infringement from another party abate the infringement or file suit in at least one Sub-Territory to enforce the licensed Patent Right against at least one infringing party, the other Parties hereunder shall, at their sole cost, have the right to enforce the licensed Patent Right. POINT agrees to cooperate reasonably with the enforcing parties in any action to enforce the licensed Patent Right with respect to Third Party infringement including by executing reasonably appropriate documents, cooperating in discovery and joining as a party in any such suit if deemed a necessary party. All monies recovered upon the final judgment or settlement of any such suit to enforce the licensed Patent Right shall be retained by the enforcing parties.

(vi)           A settlement or consent judgment or other voluntary final disposition of an action brought by a Party under this section may be entered into without the consent of the other Parties, provided that such settlement, consent judgment, or other disposition does not admit the invalidity or unenforceability of any Intellectual Property owned or licensed by the other Parties, and provided further that any rights granted to a Third Party to continue any activity upon which such action was based in such settlement, consent judgment, or other disposition shall be limited to the product or activity that was the subject of the action.

(vii)          Any damages or recovery obtained as a result of such action, whether by judgment, award, decree or settlement, shall be allocated, firstly, to reimbursement of the Party who brought the action for its out-of-pocket expenses incurred in bringing such suit or proceeding (including any advisory counsel) (provided that it has reimbursed each of the other Parties for its out-of-pocket expenses incurred in providing assistance as provided for above), and secondly, the balance to the Party who brought such suit or proceeding, except that in the event a court awards POINT any recovery of lost profits for any lost Net Sales of Product on account of any such Third Party infringement of licensed Patent Right, POINT shall owe the Licensor royalties based on such award of lost Net Sales as determined in accordance with the License, as the case may be, but only after POINT has been reimbursed for any out-of-pocket costs including counsel’s fees.

10.4        Infringement of Third-Party Patent Rights. POINT shall use reasonable efforts to avoid infringing or misappropriating any Third Party’s Intellectual Property in conducting any activities under this Agreement. Each Party shall promptly notify the others in the event it becomes aware of any patent rights controlled by a Third Party that may pertain to any such activities of the Parties.

10.5        Patent Term Restoration. POINT shall cooperate in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to the Patent Rights. If elections with respect to obtaining such patent term restoration for any Patent Right exclusively licensed to POINT are to be made, POINT shall have the right to make the election to seek patent term restoration or supplemental protection and the Licensor shall abide by such election

[***] = Indicates confidential information omitted from the exhibit.

10.6        Employee Agreements. Prior to beginning work relating to any aspect of the subject matter of this Agreement and/or being given access to Confidential Information of the other Parties, each appropriate employee, consultant, contractors and/or agent of the Licensor and POINT shall have signed or shall be bound to a commercially reasonable non-disclosure and/or Intellectual Property assignment agreement, including the provision that POINT shall promptly notify the Licensor of any Intellectual Property in connection with or related to the CPDC Intellectual Property or UHN Intellectual Property and each appropriate employee, consultant, contractor and/or agent of POINT agrees to assign its rights and interest in and to any such Intellectual Property to POINT as applicable. Each Party will be responsible for any compensation or payment to its employees, consultants, contractors or agents in connection with the invention of any Patent Right.

10.7        Cooperation. Each Party shall reasonably cooperate with the other Parties in the Prosecution and Maintenance of the Patent Rights pursuant to this Agreement. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees, former employees (to the extent reasonably available) and consultants and agents to execute all documents, as reasonable and appropriate so as to enable the Prosecution and Maintenance or enforcement of any such Patent Rights in any country.

11.          Confidentiality.

11.1        Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing or required as a condition of a sublicense, the Parties agree that, during the Term and for [***] years thereafter (except for Know-How, which shall be perpetual), the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information furnished to it by the other Parties pursuant to this Agreement (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information will not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

(a)           is obtained or was already known by the receiving Party or its Affiliates as a result of disclosure from a Third Party that the receiving Party neither knew nor should have known was under an obligation of confidentiality to the disclosing Party with respect to such information;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party through no act or omission of the receiving Party or its Affiliates in breach of this Agreement;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement; or

(d)           is independently discovered or developed by the receiving Party or its Affiliates (without reference to or use of Confidential Information of the disclosing Party) as demonstrated by the receiving Party’s documented evidence prepared contemporaneously with such independent Development or other equally competent evidence.

11.2        Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Parties solely as follows:

(a)            POINT or its Affiliates and the Licensor or its Affiliates each may disclose Confidential Information that it has received hereunder to their Affiliates and to those of the personnel and subcontractors of them and their Affiliates who have a need to such information in order to carry out the work under the Commercialization Plan, or to perform activities under Article 10 (Intellectual Property);

[***] = Indicates confidential information omitted from the exhibit.

(b)           under appropriate confidentiality provisions substantially equivalent to those in this Agreement: (i) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, and (ii) to the extent it believes such disclosure is reasonably necessary in conducting the activities contemplated under this Agreement;

(c)           to the extent such disclosure is to a governmental authority as reasonably necessary in filing or prosecuting patent applications in accordance with this Agreement, prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, filing regulatory filings, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for the Product or otherwise required by Law, provided, however, that if a Party is required by Law or the rules of any securities exchange or automated quotation system to make any such disclosure of any other Parties’ Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to such other Party of such disclosure requirement and, in the case of each of the foregoing, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed;

(d)           to advisors (including lawyers and accountants) or funding or investment entities (including the Government of Ontario) on a need to know basis, in each case, to the extent permissible under applicable Law, under appropriate confidentiality provisions or professional standards of confidentiality; or

(e)           to the extent mutually agreed to by the Parties.

11.3        Confidential Treatment of Terms and Conditions. Subject to the exceptions set out in Section 11.2, no Party shall disclose the terms and conditions of this Agreement except as may be required by Law or as necessary to effect terms of this Agreement.

11.4         Attorney-Client Privilege. No Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties:

(a)           share a common legal and commercial interest in such disclosure that is subject to such privileges and protections;

(b)           may become joint defendants in proceedings to which the information covered by such protections and privileges relates;

(c)           intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and

(d)           intend that after the Effective Date both the receiving Party and the disclosing Party will have the right to assert such protections and privileges.

11.5        Publication

(a)            It is anticipated that all or part of the Licensed Technology will be published or presented by the Licensor. Licensor shall have the right to publish and disclose the Licensed Technology in peer-reviewed journals, conferences, meetings or any other type of public forums for educational and academic purposes as is customary for such matters.

[***] = Indicates confidential information omitted from the exhibit.

(b)            The Parties will include appropriate individuals in the authorship of and/or acknowledgment in scientific publications relating to the Licensed Technology , such as papers, articles, manuscripts, posters, abstracts and presentations (each a "Publication") in accordance with the generally accepted standards for authorship and acknowledgement including the Guidelines of the International Committee of Medical Journal Editors (ICMJE).

(c)            The Party submitting the Publication will provide the other Party with a copy of any draft Publication prior to submission for publication at least [***] business days (abstracts and presentations) and at least [***] business days in advance (all other Publications) of such submission for review and comment. At the other Party’s request, the submitting Party shall (1) remove any unpublished Know-How or Intellectual Property of the other Party as requested, but which removal does not destroy the scientific relevance of the Publication or result in the rejection of the Publication by the applicable journal and (2) shall delay publication for up to an additional [***] business days to permit the filing of a patent application by the relevant Party with respect to any Intellectual Property disclosed in such draft Publication. The Parties also may agree of pre-approval of specified publications (particularly, abstracts and presentations) that would not require submission of the draft Publication to other Parties. Neither Party shall publish any Confidential Information of the other Party, without such Party’s prior written approval, which approval will not be unreasonably withheld.

12.           Representations, Warranties and Covenants.

12.1        Mutual Representations and Warranties. In addition to the representations and warranties made by a Party elsewhere in this Agreement, each Party hereby represents and warrants to the other Parties that:

(a)            As of the Effective Date, it is duly organized and validly existing under the Laws of its jurisdiction of organization and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

(b)            As of the Effective Date, this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge as of the Effective Date violate any Law; and the person or persons executing this Agreement on such Party’s behalf have been duly authorized to do so by all requisite corporate action;

(c)           To each Party’s knowledge, the execution and delivery of this Agreement, the performance of its obligations hereunder, as applicable, and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date, and as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.

(d)           As of the Effective Date, none of such Party’s employees or consultants:

(i)              is debarred under Section 306(a) or 306(b) of the FD&C Act or by the analogous Laws of any Regulatory Authority;

(ii)            has, to such Party’s knowledge, been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to the analogous Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority; and

[***] = Indicates confidential information omitted from the exhibit.

(iii)            is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Canadian, U.S. or non-U.S. health care programs (or has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or non-procurement programs.

12.2        Licensor Representations, Warranties and Covenants. In addition to the representations and warranties made by the Licensor above and elsewhere in this Agreement, the Licensor hereby represents, warrants, and covenants to POINT in regards to the extent of their obligations herein that:

(a)            As of the Effective Date, it has, or will have during the Term of this Agreement, the full right, power and authority to grant to POINT the licenses hereunder granted in this Agreement;

(b)           Disclaimer of Warranties. EXCEPT AS OTHERWISE SET FORTH IN ARTICLE 10 OF THIS AGREEMENT, THE LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE PATENT RIGHTS, INFORMATION AND ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NON-INFRINGEMENT OF INTELLECTUAL PROPERTY.

12.3        POINT Representations, Warranties and Covenants.

(a)           POINT shall at all times comply with all applicable Laws, including but not limited to those laws governing its business related to the manufacture, distribution and sale of the Product and as set out in Schedule D (Compliance Schedule). POINT shall adhere to and comply with all Applicable Laws regarding protection of personal information, including, but not limited to, Personal Information Protection and Electronic Documents Act, S.C. 2000, c. 5 (“PIPEDA”), Ontario’s Personal Health Information Protection Act, 2004, S.O. 2004, c. 3 (“PHIPA”), and any Applicable Laws concerning the protection of personal health information (collectively, “Privacy Laws”). POINT shall use or disclose any personal health information (“PHI”) received under this Agreement except in accordance with the informed consent for the purposes of fulfilling its obligation under this Agreement or as required by Law.

(b)           POINT has the liquidity to meet and comply with its foreseeable payment obligations under this Agreement and it has sufficient resources to perform (or have performed on its behalf) all of its obligations and activities, including all of its Development, commercialization and diligence obligations, as applicable, under this Agreement.

13.            Indemnification.

13.1         Indemnification by Licensor. Licensor hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) POINT and its Affiliates, and its and their directors, officers, employees, contractors and agents (collectively, the “POINT Indemnitees”) from and against any liability or expense (including reasonable legal expenses, costs of litigation and attorneys’ fees), damages, or judgments, whether for money or equitable relief (collectively, “Losses”) resulting from suits, proceedings, claims, actions, demands, or threatened claims, actions or demands, in each case brought by a Third Party (each, a “Third Party Claim”) against a POINT Indemnitee, including, for each of clauses (a), (b) and (c), below, bodily injury, risk of bodily injury, death, property damage, and product liability Third Party Claims or the failure to comply with Law arising out of or relating to, directly or indirectly:

(a)           The Licensor’s, its Affiliates or subcontractors’ (collectively, the “Licensor Parties”) activities under the Commercialization Plan;

[***] = Indicates confidential information omitted from the exhibit.

(b)           The Licensor Parties’ negligence, recklessness, intentional misconduct or intentional acts or omissions; provided that the foregoing shall not apply to any action or omission undertaken at the direction or request of any POINT Indemnitee outside of the Commercialization Plan; or

(c)           The Licensor’s material and uncured breach of any representation, warranty or covenant set out in this Agreement.

(d)           Licensor’s obligation to Indemnify the POINT Indemnitees pursuant to this Section 13.1 shall not apply to the extent that any such Losses (i) arise from the negligence or intentional misconduct of any POINT Indemnitee; (ii) arise from any material breach by POINT of this Agreement; or (iii) arise out of POINT’s activities under the Commercialization Plan.

13.2         Indemnification by POINT. POINT hereby agrees to Indemnify UHN, CPDC, CanProbe and their respective Affiliates, and their directors, officers, employees, contractors and agents (the “Licensor Indemnitees”) from and against any and all Losses resulting from Third Party Claims, including, for each of clauses (a), (b) and (c), below, bodily injury, risk of bodily injury, death, property damage, and product liability Third Party Claims or the failure to comply with Law arising out of or relating to, directly or indirectly:

(a)           POINT’s, its Affiliates’, Sublicensees’, wholesalers’, distributors’ or sub-contractors’ (collectively, the “POINT Parties”) activities (including Development) under the Commercialization Plan, use, Development, manufacture, commercialization, transfer, labelling, handling or storage, promotion, marketing, distribution, offer for sale, sale, import or export of any Product in the Territory;

(b)           the POINT Parties’ negligence, recklessness, intentional misconduct or intentional acts or omissions; provided that the foregoing shall not apply to any action or omission undertaken at the direction or request of any Licensor Indemnitee outside of the Commercialization Plan; or

(c)           POINT’s material and uncured breach of any representation, warranty or covenant set out in this Agreement.

POINT’s obligation to Indemnify the Licensor Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses (i) arise from the negligence or intentional misconduct of any Licensor Indemnitee; (ii) arise from any material breach by the Licensor of this Agreement; or (iii) arising out of the Licensor’s activities under the Commercialization Plan.

13.3        Claim for Indemnification. Whenever any Third Party Claim or Loss arises for which a POINT Indemnitee or a Licensor Indemnitee (the “Indemnified Party”) may seek indemnification under this Article 13 (Indemnification), the Indemnified Party will promptly notify the other Party (the “Indemnifying Party”) of the Third Party Claim or Loss and, when known, the facts constituting the basis for the Third Party Claim or Loss; provided, however, that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under this Section 13.3 (Claim for Indemnification) does not relieve the Indemnifying Party of its indemnification obligations under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party has exclusive control of the defense and settlement of all Third Party Claims for which it is responsible for indemnification and shall assume the defense thereof at its own expense promptly upon notice of such Third Party Claim or Loss. The Indemnified Party shall not settle or compromise any Third Party Claim for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event can the Indemnifying Party settle any Third Party Claim without the prior written consent of the Indemnified Party if such settlement does not include a complete release from liability on such Third Party Claim or if such settlement would involve undertaking an obligation other than the payment of money, would bind or impair the Indemnified Party, or includes any admission of wrongdoing or that any Intellectual Property or proprietary right of the Indemnified Party is invalid or unenforceable. The Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense and shall make available to the Indemnifying Party reasonably requested information under the control of the Indemnified Party, which information is subject to Article 11 (Confidentiality). The Indemnifying Party shall permit the Indemnified Party to participate in (but not to control) the Third Party Claim through counsel of its choosing (to the extent it has the ability to do so). Notwithstanding any other provision of this subsection, if an Indemnified Party withholds consent to a bona fide settlement offer, where but for such action, the Indemnifying Party could have settled such Third Party Claim, the Indemnifying Party shall be required to indemnify the Indemnified Party only up to a maximum of the bona fide settlement offer for which the Indemnifying Party could have settled such Third Party Claim.

[***] = Indicates confidential information omitted from the exhibit.

14.          Limitations of Liability; Insurance.

14.1        Limitations of Liability. IN NO EVENT WILL ANY PARTY BE LIABLE TO THE OTHER PARTIES FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, MULTIPLE, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR ANY LOSS OR INJURY TO A PARTY’S PROFITS OR GOODWILL, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES, EXCEPT WITH RESPECT TO CONSEQUENTIAL DAMAGES (WHICH IN NO EVENT WILL INCLUDE ANY PUNITIVE DAMAGES) AWARDED TO A PARTY THAT THE NON-BREACHING PARTY DEMONSTRATES RESULTED FROM A BREACH OF SECTION 11.1 (CONFIDENTIALITY; EXCEPTIONS), OR SECTION 11.2 (AUTHORIZED DISCLOSURE). NOTHING IN THIS SECTION 14.1 (LIMITATIONS OF LIABILITY) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 13 (INDEMNIFICATION) WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM. NOTWITHSTANDING THE FOREGOING, CANPROBE’S LIABILITY TO ANY PARTY UNDER THIS AGREEMENT SHALL BE CAPPED AT CANPROBE’S LEVEL OF AVAILABLE INSURANCE. The Parties acknowledge that this Section 14.1 reflects the allocation of risk set forth in this Agreement and that CanProbe would not enter into this Agreement on the terms hereof without these limitations on its liability.

14.2         Licensor Insurance Obligations. UHN, CPDC, and CanProbe shall each procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which the Product is being clinically tested in human subjects or commercially distributed or sold. Each of UHN, CPDC and CanProbe shall provide POINT with written evidence or written confirmation of such insurance upon request. Each of UHN, CPDC and CanProbe shall provide POINT with written notice at least [***] days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of POINT hereunder.

14.3        POINT Insurance Obligations. During the Term, upon the commencement of clinical use, production, sale, or transfer, whichever occurs first, of Product, POINT shall obtain and carry in full force and effect general liability insurance which shall protect the Licensor, in regard to events covered by Article 13. Such insurance shall be written by a reputable insurance company, shall be endorsed to include product liability coverage, broad form contractual liability coverage for POINT’s indemnification under this Agreement, and coverage for litigation costs.  The limits of such insurance shall not be less than [***] per occurrence with an annual aggregate of [***] for personal injury, death or property damage.  POINT shall provide the Licensor with certificates of insurance evidencing the same within [***] days of the date that such insurance is required by the foregoing.  Additionally, POINT shall provide the Licensor with written notice of at least [***] days prior to the cancellation, non-renewal or material change in such insurance.  POINT’s failure to procure and maintain insurance in accordance with this Section 14.3 shall be grounds for Licensor to terminate this Agreement pursuant to Section 15.2(b). The minimum amounts of insurance coverage required herein shall not be construed to create a limit of POINT’s liability with respect to its indemnification under this Agreement.  POINT shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any Product Developed pursuant to this Agreement is being commercially distributed or sold by POINT or by an Affiliate or a Sublicensee; and (ii) the five (5) year period immediately after such period POINT represents and warrants that it has such insurance in effect as of the Effective Date and has provided to the Licensor a copy of the certificate of insurance evidencing such insurance on or prior to the Effective Date. It is understood that such insurance shall not be construed to create a limit of POINT’s liability with respect to its indemnification obligations under Article 13.

[***] = Indicates confidential information omitted from the exhibit.

15.           Term and Termination.

15.1        Term. The Agreement shall remain in full force and effect from the effective date of the Agreement until expiry or termination thereof, as described in Termination below:

15.2        Termination by any Party. This Agreement may be terminated by any Party to the other Parties under the following conditions:

(a)           Mutual Agreement. The Parties may terminate this Agreement upon (90) days (or earlier if mutually agreed by the Parties) prior written notice and mutual written agreement.

(b)           Breach. In the event of any material breach by any Party of this Agreement; provided that the Party proposing to terminate this Agreement provides notice of such breach to the allegedly breaching Party specifying the nature of the alleged breach and such breach has not been cured by such Party within sixty (60) days after such notice thereof; provided that, in the case of payments to be made by POINT to the Licensor such breach will be triggered upon POINT’s failure to make any payment hereunder within twenty (20) business days of POINT’s receipt of notice.

15.3         Termination by the Licensor.

(a)            The Licensor may terminate this Agreement upon written notice to POINT:

(i)             Termination for Failure to Develop. In respect of any particular Sub-Territory, if POINT has notified as per Section 17.9 (Notices) the Licensor that it has ceased, during at least [***] consecutive calendar months, for any reason, all Development or commercialization activities in such Sub-Territory as outlined in the Commercialization Plan. For clarity, in such situation the termination will apply only to the respective Sub-Territory(ies).

(ii)            Termination for Ceased Sales. In respect of any particular Sub-Territory, if POINT has Ceased Sales during at least [***] consecutive calendar months, for any reason, in such Sub-Territory. For clarity, the termination will apply only to the respective Sub-Territory(ies).

(iii)            Termination for Failure to Submit an NDS, ANDS, NDA and ANDA. If POINT has not used Commercially Reasonable Efforts to file a New Drug Submission (NDS) and/or Abbreviated New Drug Submission (ANDS) in Canada and a New Drug Application (NDA) and/or Abbreviated New Drug Application (ANDA) in the USA, within [***] months from the first data lock for the Study.

15.4         Termination for Insolvency or Bankruptcy.

(a)            Insolvency Event; Definition. The Licensor may terminate this Agreement in its entirety upon providing written notice to POINT on or after the time that POINT makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy or makes a voluntary assignment in bankruptcy, petitions, applies for or acquiesces to the appointment of any receiver, receiver and manager, interim receiver, trustee or similar officer or official to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of or other relief for financially distressed debtors, or becomes a party to any proceeding or action of the type described above (each, an “Insolvency Event”).

[***] = Indicates confidential information omitted from the exhibit.

15.5        Effect of Termination or Expiration.

(a)            In the event that this Agreement is terminated, in addition to any other remedies available at law or in equity:

(i)             all licenses granted to POINT under this Agreement will terminate;

(ii)            At POINT’s expense (unless such termination is by POINT due to material breach by the Licensor pursuant to Section 15.2(b), in which case at the Licensor’s request and at its expense), POINT shall promptly:

(A)            return to the Licensor all relevant data, records and materials received from the Licensor and in POINT’s possession or control containing the Licensor’s Confidential Information (provided that POINT may keep one copy of such Confidential Information for archival purposes only); and

(B)            diligently wind down, according to good clinical practice, any clinical trials with respect to the Product that are ongoing at the time of notice of such termination or, at the Licensor’s reasonable request and expense, POINT will use Commercially Reasonable Efforts to assure a smooth transition to the Licensor, without interruption, of any ongoing clinical trials with respect to the Product being conducted by or on behalf of POINT (or its Affiliate or Sublicensee) at the time of notice of termination which POINT determines to continue in compliance with the applicable Laws and ethical guidelines applicable to the transfer or termination of such studies, provided that nothing herein shall require POINT to undertake any new Development, manufacture or commercialization or other activities.

(b)           POINT’s Obligations Upon Amendment or Termination of Agreement. The Licensor shall have the right, exercisable upon written notice by the Licensor to POINT given within [***] days after (i) the effective date of termination of this Agreement or (ii) the effective date of amendment in the case where Licensor has amended POINT’s rights to a Field or particular Sub-Territory pursuant to Section 2.1(c), to elect any or all of the following with respect to such Product previously marketed in the Territory where the affected Product in each case shall be referenced as “Terminated Product”, the affected Field shall be referenced as the “Terminated Field” and the affected Sub-Territory shall be referenced as “Terminated Territory”):

(i)             POINT shall transfer and assign to the Licensor, or its licensee, all Regulatory Materials, Regulatory Approvals, Branded Elements, related data, trademarks, tradenames and domain names relating to, or necessary to make, use or sell the Terminated Products in the Terminated Territory that are owned or licensed by POINT or its Affiliates or its Sublicensees. Where transfer or assignment is not permitted, POINT, shall cooperate fully with the Licensor to enable the Licensor, or its licensee, to obtain its own regulatory filings and Regulatory Approvals.

(ii)            POINT shall promptly provide to the Licensor copies of the Commercialization Data and all material data, records and materials generated by POINT, its Affiliates or Sublicensees to the extent related to Terminated Product marketed in the Terminated Territory.

[***] = Indicates confidential information omitted from the exhibit.

(iii)            If the Terminated Product is being sold at the time of termination or amendment, POINT will continue manufacturing or have manufactured the Terminated Product during a transitional period and with conditions to be mutually agreed in good faith between the Parties. In addition, in connection with any such transfer, the Licensor shall use commercially reasonable efforts to purchase from POINT (or its Affiliates or its Sublicensees) POINT’s inventory of Terminated Product at POINT’s cost of goods (and to purchase all of POINT’s inventory manufactured during the agreed transitional period), provided that such inventory is of marketable condition. POINT shall under no circumstances be obligated to continue activities which implicate a safety issue.

(iv)           Subject to the remaining provisions of this Section, POINT hereby grants to the Licensor, effective as of the effective date of such termination, a non-exclusive, perpetual, irrevocable, transferable, sublicenseable and royalty free license in the Terminated Field in the Terminated Territory or Sub-Territory, to any, POINT Technology solely to Develop and commercialize any Terminated Product that is in active clinical development or has been commercialized by POINT or its Affiliates or Sublicensees at the time of termination or amendment.

15.6         Accrued Rights. Expiration or termination of this Agreement (or any provision hereof) for any reason is without prejudice to any right that shall have accrued to the benefit of a Party prior to such expiration or termination, including damages arising from any breach under this Agreement. Expiration or termination of this Agreement does not relieve a Party from any obligation that is expressly indicated to survive such expiration or termination.

15.7        Survival. The following provisions shall survive termination or expiration of this Agreement: Article 1 (to the extent defined terms are contained in the following surviving Articles and Sections), Articles 8, 9, 11, 12, 13, 14 and 16 and Sections 10.1, 10.3, 10.6, 15.5 -15.7.

16.          Dispute Resolution.

(a)           Reasonable Efforts. The Parties agree to use reasonable efforts to resolve amicably among themselves any dispute arising out of this Agreement.

(b)           Referral for Resolution. If the Parties are unable to resolve the dispute under Section 16(a), the dispute shall be referred to the senior executive of the Licensor (or designate) and POINT (or designate) for their discussion and resolution. The Parties may agree to mediation of the dispute.

(c)           Arbitration. Any dispute which cannot be settled amicably between the Parties as provided in Sections 16(a) and 16(b) shall be submitted to arbitration, by an arbitrator to be mutually agreed upon by the Parties, in accordance with the provisions of the Arbitration Act, 1991, S.O. 1991, c.17, as amended from time to time. The arbitration will take place in the City of Toronto.

(d)           Language. The language of the arbitration shall be in English.

(e)           Judgment. Judgment upon the award rendered by such arbitrators shall be binding on the Parties and may be entered by any court having jurisdiction thereof.

(f)            Injunctive Relief. Any Party may apply to the arbitrators or a court of competent jurisdiction for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Nothing in this Agreement shall prevent any Party from seeking provisional measures, including a temporary restraining order or preliminary injunction, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

[***] = Indicates confidential information omitted from the exhibit.

(g)           No Punitive Damages. The arbitrators shall be bound by the limitation of liability provisions in Section 14.1 and the arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages; except as expressly provided otherwise under Section 14.1.

(h)           Award. The arbitrator(s) shall issue a brief, reasoned award. It is the intent of the Parties that barring extraordinary circumstances the award should be issued within six (6) months following appointment of the arbitrator(s) as provided above. The arbitrator(s) must agree to the foregoing deadlines before accepting appointment. The Parties may agree to extend this time limit or the arbitrators may do so in their discretion if they determine that the interest of justice so requires. The arbitrators shall use their best efforts to issue the final award or awards within such time period. Failure to adhere to this time limit shall not be a basis for challenging the award.

(i)            Confidentiality. Except to the extent necessary to confirm an award or as may be required by law, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

16.2         Patent Dispute Resolution. Any Dispute relating to the ownership, scope, validity, enforceability or infringement of any Patent Rights shall be submitted to a court of competent jurisdiction in which such Patent Rights exist.

16.3         Payment Dispute Resolution. Notwithstanding the provisions of Section 16(c), any dispute, controversy or claim relating to the calculation of Net Sales or a payment made pursuant to this Agreement shall be submitted for resolution to a member (the “Arbitrator”) of an accounting firm of national standing selected by both Parties (and which shall not be the auditor of either of the Parties) within [***] days after notice of the dispute is received or deemed to be received by a Party. If the Parties cannot agree on an Arbitrator, the provisions of Section 16(c) shall apply. The Parties shall make submissions to the Arbitrator within [***] days after the selection of the Arbitrator and the Arbitrator will select one Party’s submission. If the Parties cannot agree on a member of the accounting firm, the provisions of Section 16(c) shall apply. The decision of the Arbitrator in selecting on Party’s submission shall be final and binding on both Parties.

16.4         UNLESS EXPRESSLY STATED OR PERMITTED OTHERWISE IN THIS AGREEMENT, EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL UNDER ANY ISSUE BY JURY WITH RESPECT TO ANY DISPUTE BROUGHT UNDER THIS AGREEMENT.

17.           Miscellaneous.

17.1         Affiliates and Designees. Each Party has the right to exercise their respective rights, perform their respective obligations and/or receive performance of the other Parties’ obligations hereunder through their Affiliates or Sublicensees.

17.2         Assignment. Subject to the written consent of the Licensor (which consent shall not be unreasonably withheld), POINT may assign its rights and obligations under this Agreement to a Third Party (which for this purpose further includes an Affiliate) in connection with the merger, consolidation, reorganization, or sale of all or substantially all of its assets or that portion of its business to which the Agreement relates (respectively a “License Transfer”); but any such consent shall be conditional on the receipt by the Licensor of the License Transfer Fee (as subsequently defined). In the event of a License Transfer, a “License Transfer Fee” shall be payable to the Licensor equal to [***] percent ([***]%) of proceeds from the License Transfer. The License Transfer Fee payable in respect of the License Transfer will be due within [***] days of the closing of the License Transfer. The Licensor may assign its rights and obligations under this Agreement to a Third Party (which for this purpose further includes an Affiliate) with written notice to POINT.

[***] = Indicates confidential information omitted from the exhibit.

17.3        Construction. The Parties acknowledge and agree that: (a) each Party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each Party hereto and not in favor of or against any Party regardless of which Party was generally responsible for the preparation or drafting of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Exhibit,” “Schedule,” or “clause” refer to the specified Article, Section, Exhibit, Schedule, or clause of this Agreement; (v) “or” is disjunctive but not necessarily exclusive; and (vi) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

17.4        Counterparts/Execution. This Agreement may be executed by original signatures or industry standard electronic signature software, and/or in any number of counterparts, each of which is deemed an original and all of which, taken together, shall constitute one and the same document. Alternatively, the Agreement may be executed and exchanged as a single document in electronic format (e.g. “pdf”).

17.5        Entire Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns permitted under this Agreement. This Agreement, including the attached Schedules constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior discussions, representations, agreements and understandings regarding the same.

17.6         Force Majeure. No Party shall be liable for a delay or failure in the performance of any of its obligations hereunder (other than the payment of money) if such delay or failure is due to causes beyond its reasonable control, including acts of God (including, without limitation, any pandemic, epidemic or disease outbreak), fires, floods, earthquakes, labor strikes, acts of war, terrorism or civil unrest (“Force Majeure”); provided, however, that the affected Party notifies the other Parties in writing within [***] days of the Force Majeure event (and continues to provide monthly status updates to the other Parties for the duration of the effect); further provided that the affected Party will use its reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and will continue performance with reasonable dispatch whenever such causes are removed.

17.7         Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

17.8        Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

17.9        Notices. Any notice required or permitted to be given by this Agreement will be in writing, in English, and will be delivered by hand or overnight courier with tracking capabilities addressed as set forth below unless changed by notice so given:

If to the Licensor:

Angela Lauretani, CA, CPA
Senior Director, Finance & Administration

CanProbe

C/O Centre for Probe Development and Commercialization (CPDC)

1280 Main St. W, NRB A308,

Hamilton, ON

L8S 4K1

[***] = Indicates confidential information omitted from the exhibit.

(with a copy to UHN)

Director, Technology Development & Commercialization
University Health Network
101 College Street – Suite 150
Heritage Building – MaRS Centre
Toronto, Ontario M5G 1L7 Canada
T: [***]
F: [***]
E: [***]

(with a copy to CPDC)        Angela Lauretani, CA, CPA
Senior Director, Finance & Administration

Centre for Probe Development and Commercialization (CPDC)
1280 Main St. W., NRB A308,
Hamilton, ON
L8S 4K1
B: [***]

C: [***]
E: [***]
www.imagingprobes.ca

If to POINT:                           Bill Demers
Chief Financial Officer
POINT Biopharma Inc.
22 St. Clair Avenue East,#1201
Toronto, Ontario, Canada
M4T 2S3

Any such notice will be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 17.9 (Notices).

17.10      Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute POINT and the Licensor as partners, agents or joint venturers. No Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Parties or to bind the other Parties to any contract, agreement or undertaking with any Third Party.

17.11      Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will negotiate in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

[***] = Indicates confidential information omitted from the exhibit.

17.12       Third Party Beneficiaries. Except as expressly provided with respect to the Licensor Indemnitees or POINT Indemnitees in Article 13 (Indemnification) (for whom the Licensor and POINT, respectively, hold such rights in trust), there are no third party beneficiaries intended hereunder and no Third Party will have any right or obligation hereunder.

17.13       Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder is not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof is not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement will be valid or effective unless in writing and signed by all Parties hereto.

17.14      Governing Law. This Agreement and any dispute hereunder will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Subject to the provisions of Article 16, the Parties assent to the non-exclusive jurisdiction of the courts of the Province of Ontario.

[remainder of page intentionally left blank]

[***] = Indicates confidential information omitted from the exhibit.

TO WITNESS their agreement, the Parties have duly executed this Agreement.

POINT BIOPHARMA INC	CANADIAN MOLECULAR PROBE CONSORTIUM

Per:	/s/ Joe McCann	Per:	/s/ Luke Brzozowski, Ph.D.
	Name: Joe McCann		Name:Luke Brzozowski, Ph.D.
	Title: CEO		Title:President,

CENTRE FOR PROBE DEVELOPMENT AND COMMERCIALIZATION	UNIVERSITY HEALTH NETWORK

Per:	/s/ Bruno Paquin, Ph.D.	Per:	/s/ Bradly G. Wouters, Ph.D.
	Name: Bruno Paquin, Ph.D.		Name:Bradly G. Wouters, Ph.D.
	Title: Interim CEO		Title:EVP - Science & Research

[***] = Indicates confidential information omitted from the exhibit.